Exhibit 99.1

CONTACT:	Richard G. Satin – Vice President Operations and General Counsel
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD EARNINGS

AND REVENUES FOR THE FISCAL YEAR ENDED

MARCH 31, 2005

Tenth Consecutive Year of Record Revenue and

Eighth Consecutive Year of Record Net Income

Fourth Quarter Highest Quarterly Revenue in Company’s History

HAUPPAUGE, N.Y., June 1, 2005 – Medical Action Industries Inc. (NASDAQ/NM:MDCI), a leading supplier of medical and surgical disposable products, today reported record revenue and earnings for the fiscal year ended March 31, 2005.

Net sales for the twelve months ended March 31, 2005 increased 11% to a record $141,423,000, as compared to $127,601,000 for the twelve months ended March 31, 2004. Income before income taxes increased 13% to a record $16,908,000 as compared to $15,024,000 reported for this same period last year, while net income for the period rose 13% to a record $10,682,000, or $1.04 per basic share ($1.02 per diluted share), compared with $9,434,000 or $.95 per basic share ($.92 per diluted share), reported for the same period last year. This marks the tenth consecutive year of record revenue and the eighth consecutive year of record net income.

Net sales for the fiscal 2005 fourth quarter increased to a record $36,734,000 from the $31,610,000 in net sales reported for the three months ended March 31, 2004. Net income for the fiscal 2005 fourth quarter increased to $2,705,000, or $.26 per basic share ($.26 per diluted share), from the $2,450,000, or $.24 per basic share ($.24 per diluted share), reported for the same period in 2004.

“These record operating results are extremely satisfying given the difficult challenges we faced in fiscal 2005, including record resin prices, the primary raw material of our line of containment bags, and a very competitive healthcare landscape which put additional pressure on our gross margins. We continue our strong organic growth from our line of minor procedure kits and trays, containment systems for medical waste and operating room towels. Our financial condition also was significantly strengthened during the past fiscal year, which allowed us to repay the entire outstanding balance under our credit facility,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

Mr. Meringolo further noted that Medical Action’s independent public accounting firm, Grant Thornton LLP, has provided its report attesting to management’s assessment of its internal controls, which reflects the outstanding efforts of our finance team.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (EST) on June 1, 2005. You may participate in the conference call by calling 1-888-889-5345 and asking for the Medical Action conference call with Paul D. Meringolo, CEO and President. The conference call will be simultaneously webcast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 2:00 p.m. (EST) on June 1, 2005.

In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2006 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2006, Medical Action anticipates reporting record net income for the ninth consecutive year and record revenue for the eleventh consecutive year.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	3/31/05	3/31/04	3/31/05	3/31/04
Net Sales	36,734,000	$31,610,000	$141,423,000	$127,601,000
Income before Income Taxes	4,217,000	3,795,000	16,908,000	15,024,000
Net Income	2,705,000	2,450,000	10,682,000	9,434,000
Earnings per share:
Basic	.26	.24	1.04	.95
Diluted	.26	.24	1.02	.92
Weighted Average Number of Shares Outstanding:
Basic	10,276,526	10,102,161	10,254,088	9,977,490
Diluted	10,490,751	10,364,276	10,462,065	10,240,081

Summary Balance Sheet Data

	March 31, 2005	March 31, 2004
Receivables (net):	$11,486,000	$10,669,000
Inventories:	19,095,000	18,616,000
Total current assets:	32,600,000	31,066,000
Total assets:	85,880,000	85,297,000
Total current liabilities:	9,914,000	13,632,000
Long-term debt, less current portion:	2,800,000	11,720,000
Shareholders’ equity:	69,071,000	56,807,000

Key Financial Data
Current ratio	3.3	2.3
Debt to equity ratio	.05	.30
Book value per share	$6.71	$5.57